June 8, 2018

Mr. Jack Scott

Spindle, Inc.

1200 S. Alma School Rd., Ste. 12500

Mesa, AZ 85210

Dear Jack,

Effectively immediately, I hereby resign from the Board of Directors of Spindle, Inc.

Sincerely,

/s/ Habib Yunus

Habib Yunus